SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                          Date of Report: May 25, 2000


                               Emerson Radio Corp.

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               (Exact name of registrant as specified in charter)



 Delaware                        0-25226                         22-3285224
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(State or other               (Commission File                  (IRS Employer
 jurisdiction of                   Number)                   Identification No.)
 incorporation)


                   9 Entin Road, Parsippany, New Jersey 07054
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               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code:

                                 (973) 884-5800


                                 Not Applicable
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            (Former Address, if changed since Last Report) (Zip Code)

Item 2. Acquisition or Disposition of Assets. See Item 5 below.

     In the last few months, Emerson Radio Corp. (the "Company") settled substantially all of its outstanding litigation.

Stelling

     On May 25, 2000, the Company entered into a Termination, Settlement, Redemption and Option Agreement, (the "Agreement") with Geoffrey P. Jurick, its Chairman, Chief Executive Officer and President, and two of Mr. Jurick's institutional creditors, resolving outstanding litigation between Mr. Jurick, and two of his three outside creditors.

     In 1996, Mr Jurick entered into a settlement agreement (the "Settlement Agreement") pursuant to which he agreed to pay to an individual and two institutions the sum of $49.5 million from the proceeds of the sale of approximately 29.2 million shares of Common Stock of the Company (the "Common Stock") beneficially owned by him. None of the shares of Common Stock was sold and, in March 2000, at the request of Mr. Jurick's three creditors, the Court terminated the Settlement Agreement. To implement such termination, the Court divided the 29.2 million shares of Common Stock among Mr. Jurick and his three creditors in a manner insuring that Mr. Jurick would retain at least 25% of the outstanding shares of Common Stock as required by the Company's lending agreements and approved the Agreement.

     In accordance with the Agreement,  the Company, on May 25, 2000,  purchased
7.0 million shares of Common Stock from the two institutional creditors for $6.0 million. The purchase price was paid by the Company using cash generated from operations. As a result of the purchase by the Company, the outstanding shares of Common Stock of the Company were reduced to approximately 39.4 million shares. In addition, under the terms of the Agreement, the Company was granted a one year option to purchase from the two institutional creditors all of the remaining 4.1 million shares of Common Stock owned by them for approximately $5.5 million (the "Option Purchase Price"). The option term may be extended by the Company for additional one year periods on each of May 25, 2001 and 2002 upon making a non-refundable payment of approximately 10% of the Option Purchase Price, in the aggregate, to the two institutions at the time of each option extension. In the event the Company exercises its right to extend the option term for an additional one year following the initial extension, the Company will also be required to make an additional $1.9 million non-refundable payment, all of which will be credited against the Option Purchase Price.

     In the event that the Company or its assignees do not purchase the approximately 4.1 million shares of Common Stock owned by such institutions, these institutions will continue to have claims against Mr. Jurick. Implementation of the termination of the Settlement Agreement with Mr. Jurick's remaining creditor (by settlement or court order) has not been finalized.

Item 5.  Other Events.

Other Litigation.

     The Company has also entered into definitive agreements to resolve other outstanding litigation. The Company reached agreements with Cineral Electronica de Amazonia Ltd., a former Latin American distributor, which had brought suit for approximately $93.6 million in damages; Tanashin Denkin Company, which had brought suit for patent infringements seeking potential damages of approximately $12.0 million; and two former officers who sought damages for alleged wrongful termination. The Company also received a favorable jury ruling in its suit against a former supplier and won a favorable ruling from the Hong Kong Court of Final Appeals regarding its prior year tax filings in Hong Kong for its foreign subsidiary.

Costs.

     All costs in excess of existing reserves associated with the resolution of the above mentioned litigation, including settlement payments and legal fees, were expensed in the Company's fiscal year ended March 31, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         EMERSON RADIO CORP.


                                          By:    /s/ Geoffrey P. Jurick
                                                   --------------------------
                                          Name:  Geoffrey P. Jurick
                                          Title: Chairman of the Board, Chief
                                                 Executive Officer and President

Dated:  June 9, 2000